Articles of Associations
Of
Changxing Chisen Electric Co., Ltd.
(Wholly Foreign-owned Enterprise)

In order to normalize the company's organization and behavior, protect the company and its shareholder's legal interests, enhance economic effect, produce the benefit satisfactory to investor, maintain social and economic order, promote the development of socialist market economy, and in accordance with the Company Law of the People's Republic of China and the Law of the People's Republic of China on Foreign-funded Enterprise, the foreign investor (called as the Shareholder hereunder) Fast More Limited decides to establish Changxing Chisen Electric Co., Ltd. (called as the Company hereunder) in Huzhou and these Articles of Association hereby are formulated.

CHAPTER 1 COMPANY NAME AND ADDRESS

Article 1 Company name: Changxing Chisen Electric Co., Ltd. (called as the Company hereunder)

Registered address: Jingyi Road, Changxing Economic Development Zone, Changxing

Article 2 Shareholder's name: Fast More Limited

Shareholder's address: Room 1401, 14/F, World Commerce Centre, Harbour City, 7-11 Canton Road, Tsim Sha Tsui, Hong Kong

Director's name: Xu Hua
Job title: Director
Nationality: China

Article 3 The Company is in the capacity of Chinese legal person, controlled and under the protection by Chinese laws, its any activity shall be subject to Chinese laws, rules and relevant regulations.

CHAPTER 2 BUSINESS SCOPE

Article 4 Business scope: Manufacturing and processing of lighting equipment, domestic glassware, glass sanitary equipment and bath facilities, battery; marketing of self-owned product (with the exception of the items prohibited and forbidden in Catalogue for the Guidance of Foreign Investment Industries).

Annual production capacity: battery: 3 million sets; energy saving unit and battery charger: 2.4 million

CHAPTER 3 TOTAL INVESTMENT AND REGISTERED CAPITAL

Article 5 The Company's total investment amount is RMB1 million, same as the registered capital.

The contributive amount subscribed by the Shareholder is RMB1 million, totally in form of case.

Article 6 The Shareholder shall, within 3 months since the date of issuance of business license, subscribes the money not less than 15% of contributive amount, and the rest will be paid off within 2 years since the date of issuance of business license.

Article 7 The Shareholder shall engage Chinese registered accountant to issue capital verification report after its contribution of subscribed money.

Article 8 The increase or decrease of the Company's registered capital shall be decided by the Shareholder in writing. In the event of decision on the decrease of registered capital, the Company shall notify the creditors within thereof within 10 days thereafter and proclaim it to the public in the paper within 30 days thereafter.

Article 9 The increase, decrease or transfer of the Company's registered capital shall, after resolution by the Shareholder, be reported to the original approval authority for approval and filed with the commercial and industrial administration for processing the procedure of alteration.

CHAPTER 4 INSTITUTION AND ITS ESTABLISHMENT AND FUNCTION, RULES OF PROCEDURE OF THE COMPANY

Article 10 The Company has no the shareholder's meeting and the Shareholder shall exercises the following functions:

(1) Determine the Company's operational guidelines and investment plans;
(2) Appoint and replace the directors and supervisors not assumed by representatives of the employees and decide the matters relating to their remuneration;
(3) Deliberate and approve reports of the board of directors;
(4) Deliberate and approve reports of the supervisor;
(5) Deliberate and approve annual financial budget plans and final

account plans of the Company;

(6) Deliberate and approve the Company's profit distribution plans and loss recovery plans;

(7) Make resolutions about the increase or reduction of the Company's registered capital;

(8) Make resolutions about the issuance of corporate bonds;

(9) Adopt resolutions about the merger, split-up, dissolution, liquidation of the Company and change of company form;

(10) Deliberate and approve the security for the Company's Shareholder or actual control person;

(11) Revise the articles of association of the company;

(12) Make resolutions about the investment in other enterprises or security for other parties, and the employment and dismissal of the accountant office engaging audit business of the Company;

(13) Other functions as specified in the Articles of Association.

The abovementioned resolution shall be made in writing and filed with the Company after being signed by the Shareholder.

Article 11 More than one-thirds of directors and supervisors shall be entitled to raise proposal to the Shareholder.

Article 12 The Company shall have the board of directors that consists of 3 persons appointed by the Shareholder.

Each director shall hold office for a term of 3 years. After the expiration of such term office, the director not undertaken by the representative of employee may serve consecutive term if reappointed by the Shareholder, the director undertaken by the representative of employee may serve consecutive term if reelected upon democratic election.

Article 13 The board of directors shall have a board chairman who will be elected and dismissed by the board of directors. The board chairman shall hold office for a term equal to the director and may serve consecutive term if reelected.

Article 14 The board of directors shall report to the Shareholder and exercise the following functions:

(1) to report work to the Shareholder;

(2) to implement the resolutions passed by the Shareholder;

(3) to decide on the business plans and investment plans of the Company;

(4) to formulate the proposed annual financial budgets and final

budgets of the Company;

(5) to formulate the profit distribution plans and plans for making up losses of the Company;

(6) to formulate plans for the increase or reduction of the registered capital, issuance of bonds of the Company;

(7) to formulate the plans for the merger, split-up, dissolution or change of form of the Company;

(8) decide on the establishment of the internal management organization of the Company;

(9) to decide on the engagement or dismissal of the managers of the Company as well as matters in connection with their remuneration, and according to the nomination of the manager, to decide on the engagement or dismissal of officers including deputy manager(s) and the financial officer as well as matters relating their remunerations;

(10) to decide on basic management systems of the Company;

(11) to exercise other functions as specified herein.

Article 15 The board chairman shall convene and preside over the board meeting; if the chairman fails to exercise his/her functions or refuses to exercise his/her functions, a majority of directors may jointly elect a director to preside over the board meeting.

Article 16 Three days before the convenance of the board meeting, a written notice shall be sent to each director. The board meeting shall be effective only at the attendance of more than two-thirds (inclusive) of directors. In case of failure of attendance for any reason, a director may authorize other person in writing to attend such board meeting on his or her behalf. The person who acts as proxy shall exercise the rights so authorized in the letter of authorization.

Article 17 The board resolution shall be passed by a majority of directors with one vote for one director.

Article 18 All material resolutions of the board shall be recorded in detail and signed by all attending directors, or by proxy if any. The record shall be written in Chinese and filed with the Company.

Article 19 The Company shall have one manager who is employed or dismissed by the board of directors and shall hold office for a term of 3 years. The manager shall report to the board and exercise the following functions:

(1) to preside over the production and management of the Company and implement the board resolution;

(2) to implement annual business plans and investment plans of the Company;
(3) to decide on the establishment of internal management organization of the Company;
(4) to propose the management system of the Company;
(5) to formulate the rules and regulations of the Company;
(6) to propose to the engagement or dismissal of deputy manager and financial officer;
(7) to decide on the engagement or dismissal the managerial persons other than those as engaged or dismissed by the board of directors;
(8) to exercise the functions as authorized by the board of directors.

The manager shall attend the general meeting as a non-voting attendant.

Article 20 The Company has no board of supervisors but a supervisor who is appointed by the Shareholder. The supervisor shall hold the office for a term of 3 years and may serve consecutive term if reappointed by the Shareholder upon expiration of term. Neither director nor senior officer may concurrently serve as a supervisor.

If the number of supervisors can's reach a quorum as a result of failure in timely appointment of new supervisor upon expiry or the resign by a supervisor in the term of office, the original supervisor shall, prior to the occupation of new supervisor, continue to exercise his or her functions in accordance with the laws, rules and the Articles.

Article 21 The board of supervisor shall exercise the following functions:

(1) to examine the financial affairs of the Company;
(2) to supervise the directors and the officers in the performance of their duties to the Company and to propose on dismissal of directors or officers who violate the applicable laws, administrative regulations, these Articles of Association of the Company or resolutions of the Shareholder;
(3) to require a director or a officer to rectify his or her acts or behaviors that are detrimental to the interests of the Company;
(4) to submit proposals to Shareholder;
(5) to institute actions in a people's court against a director or officer in accordance with Article 152 of *the Company Law*; and
(6) to exercise the functions as authorized by the Articles.

CHAPTER 5 LEGAL REPRESENTATIVE

Article 22 The board chairman is the legal representative of the Company, elected and dismissed by the board of director, hold the office for a term equal to the director and may server a consecutive term if reelected.

Article 23 The board chairman shall perform his or her duties pursuant to *the Company Law*, relevant laws and regulations and the Articles. The board chairman shall exercise the following functions:

(1) Convene and preside over shareholder's meetings and convene and preside over meetings of the directors;
(2) Inspect the implementation of the resolutions of the Shareholder and the board of directors, so report to the board of directors;
(3) Sign on documents on behalf of the Company;
(4) Exercise special decision and disposal of the Company's affairs under emergency conditions like war, serious natural disasters, but such decision and disposal shall be consistent to the Company's interest and be reported to the board of directors and the Shareholder thereafter.
(5) Nominate the manager of the Company to the board of directors.

CHAPTER 6 TERM OF OPERATION, DISSOLUTION AND LIQUIDATION

Article 24 The Company's term of operation shall be 50 years, commencing from the date of issuance of the business license.

Article 25 In the event of extension of term of operation, the Company shall, upon the resolution of the Shareholder and 6 months prior to the expiration of term of operation, submit written application to the original approval institution. Such extension of term of operation shall be effective after approval and be filed with local industrial and commercial administration.

Article 26 Upon occurrence of any one of the following circumstances, the Company shall be applied to the original registration institution for registration cancellation:

(1) The company is declared bankruptcy according to laws;
(2) The term of operation as specified herein expires, except that the Company continues to exist by way of modification of the Articles;
(3) The Company is dissolved by the resolution of the Shareholder;
(4) The Company is revoked business license, closed by order or cancelled.
(5) The Company is dissolved by the court according to law.

(6) Other situations for dissolution as prescribed by law or administrative rule.

Article 27 In the event of liquidation when the Company is dissolved, the liquidation group shall, within 10 days since the date of its formation, file the list of liquidation group members and chief person with the registration institution of the Company. The liquidation group shall notify the creditors of liquidation within 10 days since the date of its formation and publish on the paper within 60 days thereafter.

Article 28 The liquidation group shall, on behalf of the Company, institute, or answer, legal proceedings during the period of liquidation.

Article 29 The liquidation cost and compensation of the liquidation group members shall preferably be paid from the current properties of the Company.

Article 30 After settlement of the Company's debt by the liquidation group, the rest properties shall be owned by the Shareholder.

Article 31 After the liquidation of the Company, the liquidation group shall prepared liquidation report and submit to the Shareholder's meeting or people's court for confirmation, and within 30 days since the consummation of liquidation, apply to the registration institution of the Company for cancellation and proclaim the termination of the Company.

CHAPTER 7 FINANCE AND ACCOUNTANTING

Article 32 The Company's finance and accounting shall be subject to the national rules and regulations on finance and accounting of enterprise invested with foreign capital.

Article 33 The Company's fiscal year takes the system of calendar year, commencing from the first day of January and ending on the last day of December.

Article 34 The Company's voucher, book and report shall be written in China.

Article 35 The Company shall take Renminbi as standard currency. In the case of conversion with other currencies, the exchange rate published by the State Foreign Exchange Administration on the date of conversion shall be referred to.

Article 36 The Company opens the accounts of Renminbi and other currencies in the Bank of China or other banks approved thereby.

Article 37 The Company takes the internationally accepted system of rights and responsibilities and debit-credit bookkeeping method.

Article 38 The accounting book shall bear the following contents:

(1) All incomes and expenditures by cash;
(2) Acquisition and sales of all materials;
(3) Registered capital and debts;
(4) Payment time, increase and transfer of registered capital.

Article 39 The financial department shall, within the first 3 months of each fiscal year, prepare the balance sheet and profit and loss statement of the preceding fiscal year, and after audited and signed by the auditor, submitted to the board of directors.

Article 40 The Company's financial audit shall be examined and checked by Chinese registered accountant and the result thereof shall be reported to the Shareholder's meeting and the board of directors.

Article 41 The Company's board shall decide the depreciation period of normal assets in accordance with the Rules for the Implementation of Income Tax Law of the People's Republic of China for Enterprises with Foreign Investment and Foreign Enterprises.

Article 42 All matters relating to foreign exchange of the Company shall be processed in accordance with the Interim Regulations on Foreign Exchange Control of the People's Republic of China and other relevant rules and regulations.

CHAPTER 8 PROFIT DISTRIBUTION

Article 43 The Company draws from the profits after tax the reserve fund, enterprise development fund and employee's awards and welfare fund at the proportion decided by the board of directors in accordance with the national laws, rules and regulations.

Article 44 The Company's profits after payment of income tax and withdrawal of funds shall be distributed by the Shareholder on its own decision.

Article 45 The Company shall distribute the profits once each year and publish the profit distribution plan within 3 months after each fiscal year.

Article 46 The Company may not distribute the profits before making up for the loss of the preceding fiscal year. The profit not distributed for the preceding fiscal year may be included into the current fiscal year.

CHAPTER 9 EMPLOYEE

Article 47 The engagement, dismissal, resign, salary, welfare, labor insurance, labor protection and discipline of the employee shall be subject to the Provisions on Labor Management in Chinese-Foreign Joint Venture Enterprise and its implementation measure.

Article 48 The employee may be recommended by local labor administration, or upon consent of labor administration, recruited by the Company in an open way.

Article 49 The Company shall be entitled to give punishments such as warning, recording demerit and reducing salary to the employee violating the rules, regulations and labor discipline of the Company, or dismiss the employee if serious. Such dismissal and punishment shall be filed with local labor administration.

Article 50 The employees' salaries shall be determined by reference of relevant Chinese regulations, decided by the board of directors in light of special situation and specified in the labor contract.

Article 51 The Company shall, in appropriate way, increase the employees' salaries along with the development of production and the rise in vocational capacity and skill level of employee.

Article 52 Employee's welfare, bonus, labor protection and labor insurance shall be prescribed by the Company in different regulations to guarantee the production and work under normal condition.

CHAPTER 10 TRADE UNION

Article 53 The employees shall be entitled to set up trade union and hold activities related thereto in accordance with the provisions of the Trade union Law.

Article 54 The trade union is the representative of employee and aimed at maintaining employees' democratic rights and material benefits according to law, assisting the Company to arrange and reasonably use welfare and award fund, organizing employees to learn politics, vocational knowledge and scientific and technological theory, holding

artistic and physical exercises, educating employees to abide by labor discipline and strive to complete economic tasks.

Article 55 The trade union shall, on behalf of employees, sign labor contracts with the Company and supervise the implementation thereof.

Article 56 The chief person of trade union shall be entitled, as non-voting attendant, to attend the board meetings concerning the discussion on the Company's development plan, production and operation to reflect the employee's opinions and requirements.

Article 57 The trade union shall participate in mediating the dispute between employee and the Company.

Article 58 The Company shall appropriate trade union outlay at the proportion of 2% of aggregate of real salaries of employees, the trade union shall use such money in accordance with the Measures for Management of Trade union Outlay formulated by All China Federation of Trade Unions.

CHAPTER 11 RULES AND REGULATIONS

Article 59 The rules and regulations constituted by the Company through the board of directors are as follows:

(1) Management system, including the powers and work procedures of each management department;
(2) Employees Manual;
(3) Wage system;
(4) Attendance checking, upgrading, award and punishment system;
(5) Welfare system;
(6) Financial system;
(7) Other necessary rules and regulations.

CHAPTER SUPPLEMENTARY ARTICLES

Article 60 The Company may modify these Articles of Association according to need or if in the event of change of registered matters, but the Articles of Association after alteration may not have conflict with the laws or administrative rules or regulations. The modification of Articles of Association shall be decided by the board of directors and reported to the original approval institution for approval.

Article 61 These Articles of Association shall be written in Chinese.

Article 62 These Articles of Association shall become effective after approval by foreign trade administration.

Article 63 These Articles of Association were signed by Fast More Limited in Changxing Chisen Electric Co., Ltd. on February 16, 2008.

Shareholder's signature: Xu Kecheng